UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number:  1-3553

                    SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
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             (Exact name of registrant as specified in its charter)

            INDIANA                                       35-0672570
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   (State or other jurisdiction                          (IRS Employer
  of incorporation or organization)                     Identification No.)

             20 N.W. Fourth Street, Evansville, Indiana             47708
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              (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: 812-491-4000


         First Mortgage Bonds                               None
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  (Title of each class of securities           (Titles of all other classes of
    covered by this Form)                       securities for which a duty to
                                                file reports under section
                                                13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   -----------------------------------------------------------------------------
   Rule 12g-4(a)(1)(i)   |_|                Rule 12h-3(b)(1)(i)   |X|
   -----------------------------------------------------------------------------
   Rule 12g-4(a)(1)(ii)  |_|                Rule 12h-3(b)(1)(ii)  |_|
   -----------------------------------------------------------------------------
   Rule 12g-4(a)(2)(i)   |_|                Rule 12h-3(b)(2)(i)   |_|
   -----------------------------------------------------------------------------
   Rule 12g-4(a)(2)(ii)  |_|                Rule 12h-3(b)(2)(ii)  |_|
   -----------------------------------------------------------------------------
                                            Rule 15d-6            |X|
   -----------------------------------------------------------------------------

 Approximate number of holders of record as of the certification or notice date:
                  120 holders of record of First Mortgage Bonds

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Indiana Gas and Electric Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    May 6, 2004
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By:       /s/  M. Susan Hardwick         Vice President, Controller &
------------------------------------     Director (Principal Accounting Officer)
           M. Susan Hardwick